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                                                                    EXHIBIT 99.1



BIRMINGHAM, Alabama -- Citation Corporation (Nasdaq: CAST) today announced that it had convened and then adjourned its special meeting of stockholders until October 22, 1999. As described in the Company's October 6 news release, this action is being taken in order to allow Citation and Kelso & Company to continue their discussions concerning financing arrangements to be made by Kelso for the acquisition of Citation and, if necessary, to disseminate updated or revised proxy materials to stockholders.

The adjourned meeting will be reconvened on Friday, October 22, 1999, at 10:00 a.m., Central Time, at the offices of the Company in Birmingham, Alabama, unless canceled by Citation prior to such time. There can be no assurance that the discussions described above will be completed in time to allow the meeting to go forward On October 22, nor can there be any assurance that adequate financing arrangements will be made or that the transaction will be completed.

Citation Corporation is a metal components supplier to capital and durable goods industries. The Company currently operates 20 manufacturing divisions in 10 states and employs more than 7,000 employees.

Note: This press release contains certain forward-looking statements, which Citation Corporation is making in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including, but not limited to, the successful closing of the proposed transaction and risks associated with acquisitions generally. Certain of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission.

Any offering of securities in connection with the merger will be made only by means of a prospectus.

CONTACT: Citation Corp., Birmingham
         Stanley B. Atkins, 205/871-5731